Exhibit 10.1
SPLUNK INC.
2012 EQUITY INCENTIVE PLAN
PERFORMANCE UNIT AWARD AGREEMENT
Unless otherwise defined herein, the terms defined in the Splunk Inc. 2012 Equity Incentive Plan (the “Plan”) will have the same defined meanings in this Performance Unit Award Agreement, including the exhibits and any Addendum, which includes any applicable country-specific provisions (together, the “Award Agreement”).

I.	NOTICE OF PERFORMANCE UNIT GRANT
Participant Name:
Address:
Participant has been granted the right to receive an Award of Performance Units, subject to the terms and conditions of the Plan and this Award Agreement, as follows:

Grant Number	_________________________________
Date of Grant	_________________________________
Target Number of Performance Units	_________________________________
Vesting Commencement Date	The date following the Performance Period on which the Administrator determines that the applicable performance metrics have been satisfied for the Performance Units.
Performance Period	_________________________________
Performance Matrix
The number of Performance Units in which Participant may vest in accordance with the Vesting Schedule below will depend upon achievement of performance metrics set forth in and in accordance with the Performance Matrix, attached hereto as Exhibit B. Any Performance Units that are earned based on achievement of the performance metrics set forth in the attached Performance Matrix shall be referred to herein as “Earned Performance Units” and be eligible for vesting in accordance with the “Vesting Schedule” below.

Vesting Schedule:

Subject to any acceleration provisions contained in the Plan, in the Performance Matrix attached hereto, or as otherwise set forth below, any Earned Performance Units will vest in accordance with the following schedule: [INSERT VESTING SCHEDULE].
Subject to the terms set forth in Exhibit B, in the event Participant ceases to be a Service Provider for any or no reason before Participant vests in any Performance Units, such Performance Units and Participant’s right to acquire any Shares with respect to such Performance Units hereunder will terminate as set forth in Section 5 of the Terms and Conditions of Performance Unit Grant. Notwithstanding the foregoing, Participant may still be considered to be providing services and will continue to vest in the Performance Units while on an approved leave of absence.

By Participant’s signature and the signature of the representative of Splunk Inc. (the “Company”) below, Participant and the Company agree that this Award of Performance Units is granted under and governed by the terms and conditions of the Plan and this Award Agreement, including the Terms and Conditions of Performance Unit Grant, attached hereto as Exhibit A and the Performance Matrix, attached hereto as Exhibit B, all of which are made a part of this document. Participant has reviewed the Plan and this Award Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Award Agreement and fully understands all provisions of the Plan and Award Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and Award Agreement. Participant further agrees to notify the Company upon any change in the residence address indicated above.

PARTICIPANT	SPLUNK INC.

Signature	By

Print Name	Title

EXHIBIT A
TERMS AND CONDITIONS OF PERFORMANCE UNIT GRANT
1.    Grant. The Company hereby grants to the individual named in the Notice of Grant attached as Part I of this Award Agreement (the “Participant”) under the Plan an Award of Performance Units, subject to all of the terms and conditions in this Award Agreement and the Plan, which is incorporated herein by reference. Subject to Section 17, in the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Award Agreement, the terms and conditions of the Plan will prevail.
2.    Company’s Obligation to Pay. Each Performance Unit represents the right to receive a Share on the date it vests. Unless and until the Performance Units will have vested in the manner set forth in Section 3, Participant will have no right to payment of any such Performance Units. Prior to actual payment of any vested Performance Units, such Performance Unit will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company. Any Performance Units that vest in accordance with Sections 3 or 4 will be paid to Participant (or in the event of Participant’s death, to his or her estate) in whole Shares, subject to Participant satisfying any applicable tax withholding obligations as set forth in Section 7. Subject to the provisions of Section 4, such vested Performance Units will be paid in Shares as soon as practicable after vesting, but in each such case within the period ending no later than the date that is two and one-half (2½) months from the end of the Company’s tax year that includes the vesting date.
3.    Vesting Schedule. Except as provided in Section 4, and subject to Section 5, the Performance Units awarded by this Award Agreement will vest in accordance with the vesting provisions set forth in the Notice of Grant. Performance Units scheduled to vest on a certain date or upon the occurrence of a certain condition will not vest in accordance with any of the provisions of this Award Agreement, unless Participant will have been continuously a Service Provider from the Date of Grant until the date such vesting occurs.
4.    Administrator Discretion. The Administrator, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the unvested Performance Units at any time, subject to the terms of the Plan. If so accelerated, such Performance Units will be considered as having vested as of the date specified by the Administrator.
Notwithstanding anything in the Plan or this Award Agreement to the contrary, if the vesting of the balance, or some lesser portion of the balance, of the Performance Units is accelerated in connection with Participant’s termination as a Service Provider (provided that such termination is a “separation from service” within the meaning of Section 409A, as determined by the Company), other than due to death, and if (x) Participant is a “specified employee” within the meaning of Section 409A at the time of such termination as a Service Provider and (y) the payment of such accelerated Performance Units will result in the imposition of additional tax under Section 409A if paid to Participant on or within the six (6) month period following Participant’s termination as a Service Provider, then the payment of such accelerated Performance Units will not be made until the date six (6) months and one (1) day following the date of Participant’s termination as a Service Provider, unless the Participant dies following his or her termination as a Service Provider, in which case, the Performance Units will be paid in Shares to the Participant’s estate as soon as practicable following his or her death. It is the intent of this Award Agreement to comply with the requirements of Section 409A so that none of the Performance Units provided under this Award Agreement or Shares issuable thereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. For purposes of this Award Agreement, “Section 409A” means Section 409A of the Code, and any proposed, temporary or final Treasury Regulations and Internal Revenue Service guidance thereunder, as each may be amended from time to time.
5.    Forfeiture upon Termination of Status as a Service Provider. Notwithstanding any contrary provision of this Award Agreement, the balance of the Performance Units that have not vested as of the time of Participant’s termination as a Service Provider for any or no reason and Participant’s right to acquire any Shares hereunder will immediately terminate, except in the case of termination due to the Participant’s death, in which case, the Performance Units and the Participant’s right to acquire any Shares hereunder will terminate on a date determined by the Administrator. The date on which Participant ceases to be a Service Provider shall be the date the individual ceases to provide services. The Administrator shall have the exclusive discretion to determine when Participant is no longer a Service Provider (including whether Participant may still be considered to be providing services while on an approved leave of absence).

6.    Death of Participant. Any distribution or delivery to be made to Participant under this Award Agreement will, if Participant is then deceased, be made to Participant’s designated beneficiary, or if no beneficiary survives Participant, the administrator or executor of Participant’s estate (or legal representative for Participant outside the United States). Any such transferee must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.
7.    Withholding of Taxes. Participant acknowledges that, regardless of any action taken by the Company, or, if different, Participant's employer (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to Participant's participation in the Plan and legally applicable to the Participant (“Tax-Related Items”) is and remains Participant's responsibility and may exceed the amount actually withheld by the company or the Employer. Participant further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Performance Units, including, but not limited to, the grant, vesting or settlement of the Performance Units, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Performance Units to reduce or eliminate Participant's ability for Tax-Related Items or achieve any particular tax result. Further, if Participant is subject to Tax-Related Items in more than one jurisdiction between the date of grant and the date of any relevant taxable or tax withholding event, as applicable, Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
The Company and/or the Employer, or their respective agents will satisfy the obligations with regard to all Tax-Related Items by withholding from proceeds of the sale of Shares acquired upon settlement of the Earned Performance Units through a mandatory sale arranged by the Company (on Participant’s behalf pursuant to this authorization without further consent) (the “Automatic Sale”). The Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates, in which case Participant will receive a refund of any over-withheld amount in cash and will have no entitlement to the Common Stock equivalent. The Automatic Sale is intended to comply with the requirements of Rule 10b5-1(c)(1) under the Exchange Act. Therefore, all provisions hereof shall be interpreted consistent with Rule 10b5-1 and shall be automatically modified to the extent necessary to comply therewith.
Participant agrees to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of Participant's participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if Participant fails to comply with his or her obligations in connection with the Tax-Related Items.
8.    Nature of Grant. In accepting the Award of Performance Units, Participant acknowledges, understands and agrees that:
(a)    the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(b)    the Award of the Performance Units is voluntary and occasional and does not create any contractual or other right to receive future grants of Performance Units, or benefits in lieu of Performance Units, even if Performance Units have been granted in the past;
(c)    all decisions with respect to future Performance Units or other grants, if any, will be at the sole discretion of the Company;
(d)    the Award of Performance Units and Participant's participation in the Plan shall not create a right to employment or be interpreted as forming an employment or service contract with the Company, the Employer, the Parent or any Subsidiary of the Company;
(e)    Participant is voluntarily participating in the Plan;
(f)    the Performance Units and the Shares subject to the Performance Units are not intended to replace any pension rights or compensation;
(g)    the Performance Units and the Shares subject to the Performance Units, and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;
(h)    the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;
(i)    no claim or entitlement to compensation or damages shall arise from forfeiture of the Performance Units resulting from Participant ceasing to be a Service Provider (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of Participant's employment agreement, if any), and in consideration of the Award of the Performance Units to which Participant is otherwise not entitled, Participant irrevocably agrees never to institute any claim against the Company, any of its Subsidiaries or the Employer, waive his or her ability, if any, to bring any such claim involving forfeiture of the Performance Units, and release the Company, its Subsidiaries and the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, Participant shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claim;
(j)    unless otherwise provided in the Plan or by the Company in its discretion, the Performance Units and the benefits evidenced by this Award Agreement do not create any entitlement to have the Performance Unit or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares of the Company; and
(k)    the following provisions apply only if Participant is providing services outside the United States:
(i)    the Performance Units and the Shares subject to the Performance Units are not part of normal or expected compensation or salary for any purpose; and
(ii)    Participant acknowledges and agrees that neither the Company, the Employer, the Parent nor any Subsidiary of the Company shall be liable for any foreign exchange rate fluctuation between Participant's local currency and the United States Dollar that may affect the value of the Performance Units or of any amounts due to Participant pursuant to the settlement of the Performance Units or the subsequent sale of any Shares acquired upon settlement.
9.    No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant's participation in the Plan, or Participant's acquisition or sale of the underlying Shares. Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.
10.    Rights as Stockholder. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to Participant. After such issuance, recordation and delivery, Participant will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.
11.    No Guarantee of Continued Service. PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF THE PERFORMANCE UNITS PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER AT THE WILL OF THE COMPANY (OR EMPLOYER) AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS AWARD OF PERFORMANCE UNITS OR ACQUIRING SHARES HEREUNDER. PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AWARD AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE

PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND WILL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF THE COMPANY OR EMPLOYER TO TERMINATE PARTICIPANT’S RELATIONSHIP AS A SERVICE PROVIDER AT ANY TIME, WITH OR WITHOUT CAUSE.
12.    Data Privacy. Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant's personal data as described in this Award Agreement and any other Performance Unit grant materials (“Data”) by and among, as applicable, the Employer, the Company and its Subsidiaries for the exclusive purpose of implementing, administering and managing Participant's participation in the Plan.

Participant understands that the Company and the Employer may hold certain personal information about Participant, including, but not limited to, Participant's name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Performance Units or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in Participant's favor, for the exclusive purpose of implementing, administering and managing the Plan.

Participant understands that Data will be transferred to a stock plan service provider selected by the Company, to assist with the implementation, administration and management of the Plan. Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than Participant's country. Participant understands that if Participant resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. Participant authorizes the Company, the Company's stock plan service provider and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing Participant's participation in the Plan. Participant understands that Data will be held only as long as is necessary to implement, administer and manage Participant's participation in the Plan. Participant understands that if he or she resides outside the United States, he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Participant's local human resources representative. Further, Participant understands that Participant is providing the consents herein on a purely voluntary basis. If Participant does not consent, or if Participant later seeks to revoke his or her consent, Participant's employment status or service and career with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing Participant's consent is that the Company would not be able to grant Participant Performance Units or other equity awards or administer or maintain such awards. Therefore, Participant understands that refusing or withdrawing Participant's consent may affect Participant's ability to participate in the Plan. For more information on the consequences of Participant's refusal to consent or withdrawal of consent, Participant understands that Participant may contact his or her local human resources representative.

13.    Address for Notices. Any notice to be given to the Company under the terms of this Award Agreement will be addressed to the Company, in care of Stock Administration at Splunk Inc., at 250 Brannan Street, San Francisco, California, United States 94107, or at such other address as the Company may hereafter designate in writing.
14.    Grant is Not Transferable. Except to the limited extent provided in Section 6, this grant and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.
15.    Binding Agreement. Subject to the limitation on the transferability of this grant contained herein, this Award Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
16.    Additional Conditions to Issuance of Stock.

(a)    If at any time the Company will determine, in its discretion, that the listing, registration or qualification of the Shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to Participant (or his or her estate), such issuance will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to the Company. Where the Company determines that the delivery of the payment of any Shares will violate federal securities laws or other applicable laws, the Company will defer delivery until the earliest date at which the Company reasonably anticipates that the delivery of Shares will no longer cause such violation. The Company will make all reasonable efforts to meet the requirements of any such state or federal law or securities exchange and to obtain any such consent or approval of any such governmental authority.
(b)    Participant’s sale of Shares may be subject to any market blackout period that may be imposed by the Company and must comply with the Company’s insider trading policies and any other applicable securities laws. The Company’s insider trading policy applies to all Service Providers.  The Company’s insider trading policy prohibits a Participant and others from buying or selling Shares when such Participant has material nonpublic information.  Material nonpublic information is material information about the Company that is not yet public but that a reasonable investor would consider important in deciding whether to buy or sell Shares.  Trading while in possession of material nonpublic information is not only a violation of the Company’s policy but also of securities laws.  Penalties for such violations can be severe.  Please review the Company’s insider trading policy before making any trades.  A copy of the Company’s insider trading policy is available on the Company’s intranet site, under Legal and Polices, or Participant may request a copy from the Legal Department (legal@splunk.com) or our Stock Administrator (stockadmin@splunk.com).
17.    Plan Governs. This Award Agreement is subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Award Agreement and one or more provisions of the Plan, the provisions of the Plan will govern. Capitalized terms used and not defined in this Award Agreement will have the meaning set forth in the Plan.
18.    Administrator Authority. The Administrator will have the power to interpret the Plan and this Award Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Performance Units have vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Participant, the Company and all other interested persons. No member of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Award Agreement.
19.    Language. If Participant received this Award Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
20.    Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to Performance Units awarded under the Plan or future Performance Units that may be awarded under the Plan by electronic means or request Participant’s consent to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Company or another third party designated by the Company.
21.    Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Award Agreement.
22.    Agreement Severable. In the event that any provision in this Award Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Award Agreement.
23.    Modifications to the Agreement. This Award Agreement constitutes the entire understanding of the parties on the subjects covered. Participant expressly warrants that he or she is not accepting this Award Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Award Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in the Plan or this Award Agreement, the Company reserves the right to revise this Award Agreement as it deems necessary or advisable, in its sole discretion and without the consent of Participant, to comply with Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A in connection to this Award of Performance Units.
24.    Amendment, Suspension or Termination of the Plan. By accepting this Award, Participant expressly warrants that he or she has received an Award of Performance Units under the Plan, and has received, read and understood a description of the Plan. Participant understands that the Plan is discretionary in nature and may be amended, suspended or terminated by the Company at any time.
25.    Governing Law. This Award Agreement will be governed by the laws of the State of California, without giving effect to the conflict of law principles thereof. For purposes of litigating any dispute that arises under this Award of Performance Units or this Award Agreement, the parties hereby submit to and consent to the jurisdiction of the State of California, and agree that such litigation will be conducted in the courts of San Francisco County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this Award of Performance Units is made and/or to be performed.
26.    Addendum. Notwithstanding any provisions in this Award Agreement, the Award of Performance Units shall be subject to any special terms and conditions set forth in any Addendum to this Award Agreement for Participant's country. Moreover, if Participant relocates to one of the countries included in the Addendum, the special terms and conditions for such country will apply to Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Addendum constitutes part of this Award Agreement.
27.    Imposition of Other Requirements. The Company reserves the right to impose other requirements on Participant's participation in the Plan, on the Performance Units and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
28.    Waiver. Participant acknowledges that a waiver by the Company of breach of any provision of this Award Agreement shall not operate or be construed as a waiver of any other provision of this Award Agreement, or of any subsequent breach by Participant or any other Participant.
29.    Clawback. The Performance Units (including any proceeds, gains or other economic benefit received by the Participant from a subsequent sale of Shares issued upon vesting) will be subject to the Splunk Inc. Clawback Policy adopted as of September 2, 2014 and effective as of February 1, 2015, as amended on March 9, 2015, and as may be further amended from time to time. This includes any amendments to such clawback policy adopted to comply with the requirements of Applicable Laws.
30.    Hart-Scott-Rodino. To the extent necessary to comply with the filing requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, Participant agrees to take any and all necessary actions to arrange for and complete the immediate and automatic sale of the Shares subject to this Award as such Shares vest and are settled to Participant under this Agreement.

EXHIBIT B
PERFORMANCE MATRIX
The following terms shall apply to the Award of Performance Units granted to the Participant identified in the Notice of Grant attached as Part I of the Award Agreement to which this Performance Matrix is attached. Unless otherwise defined herein, capitalized terms shall have the meanings set forth in the Plan or Award Agreement, as applicable.

Performance Metrics and Weighting:	The Performance Units will become Earned Performance Units based on achievement against the following performance metrics in accordance with Schedule 1: [INSERT PERFORMANCE METRICS]
Award Determination and Payout:
[INSERT AWARD DETERMINATION]
The actual number of Performance Units subject to vesting under the Award Agreement, if any, upon achievement of the performance metrics will be rounded down to the nearest whole number so as to avoid fractional units, and will be referred to in the Award Agreement and its exhibits as “Earned Performance Units.” Any Performance Units that do not become Earned Performance Units based on achievement against the performance metrics, as determined by the Administrator, will be immediately forfeited and returned to the Plan share reserve.
[INSERT ADDITIONAL DETAILS, IF ANY]

Definitions	[INSERT DEFINITIONS]
Treatment on Change in Control	[INSERT TREATMENT ON CHANGE IN CONTROL]
Involuntary Termination of Employment	[INSERT TREATMENT ON INVOLUNTARY TERMINATION]

SCHEDULE 1
(to Exhibit B)
[INSERT PERFORMANCE METRICS PAYOUT MATRIX]